UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 30, 2012

MOLSON COORS BREWING COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number: 1-14829

Delaware	84-0178360
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1225 17th Street, Suite 3200, Denver, Colorado 80202

1555 Notre Dame Street East, Montréal, Québec, Canada, H2L 2R5

(Address of principal executive offices, including zip code)

(303) 927-2337 / (514) 521-1786

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to Incentive Compensation Plan

On May 30, 2012, the Company’s stockholders approved an amendment to the Company’s Incentive Compensation Plan (the “Plan”) to provide for an increase in the number of shares authorized for issuance under the Plan by an additional 5,000,000 shares to an aggregate total of 20,000,000 shares of Class B common stock.

The Plan (as amended by the above-described amendment, the “Amended Plan”) authorizes the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares, which may be granted to employees (including employees of our affiliates), directors and certain third-party service providers participating in the Amended Plan.  Up to 20,000,000 shares of the Company’s Class B common stock may be granted under the Amended Plan.  A full description of the Amended Plan may be found in Proposal No. 3 of the Company’s definitive proxy statement filed with the Securities and Exchange Commission (“SEC”) on April 18, 2012.

Director Appointments

On May 31, 2012, the Board of Directors of the Company appointed Roger Eaton and Louis Vachon to serve as members of the Company’s Board.  A copy of the press release issued by the Company in connection with such appointments is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

The Committees of the Board to which Messrs. Eaton and Vachon will be appointed have not been determined as of the date of this filing. As compensation for their service on the Board, Messrs. Eaton and Vachon will receive the Company’s standard compensation for non-employee directors as described in the Company’s definitive proxy statement filed with the SEC on April 18, 2012.  There are no understandings or arrangements between either of Messrs. Eaton or Vachon and any other person pursuant to which they were selected as a director.

Gavin Hattersley Compensation

As previously announced, the Company appointed Gavin Hattersley as its Chief Financial Officer, effective at and contingent upon the closing of the Company’s acquisition of StarBev Holdings S.à r.l. (“StarBev”). On May 30, 2012, the Company’s Compensation Committee approved the terms of Mr. Hattersley’s compensation package. The material terms include: (i) an annual base salary of $556,400, (ii) eligibility to earn an annual bonus targeted at 75% of base salary, (iii) annual long term equity incentive awards targeted at a grant date fair value of $1 million, (iv) a one time equity grant with a grant date fair value of $750,000 consisting of one-half restricted stock units and one-half stock options, and (v) one time relocation costs. Mr. Hattersley will also be eligible to participate in the Company’s benefit plans, including the Severance Pay Plan and Change in Control program. Mr. Hattersley will not be eligible to receive any excise tax gross ups.

Stewart Glendinning Compensation

As previously announced, the Company appointed Stewart Glendinning, the Company’s current Chief Financial Officer, as President and Chief Executive Officer of its UK and Ireland business unit, effective at and contingent upon the closing of the Company’s acquisition of StarBev. In connection with this appointment, on May 30, 2012, the Company’s Compensation Committee approved the terms of Mr. Glendinning’s compensation package, which included a grant of restricted stock units with a value of $300,000 to Mr. Glendinning on the first trading day of the month following the closing of the Company’s acquisition of StarBev. The other terms of Mr. Glendinning’s compensation remain materially unchanged.

Item 5.07.    Submission of Matters to a Vote of Security Holders.

The annual meeting of the stockholders of the Company was held on May 30, 2012, in Denver, Colorado, at which the following matters were submitted to a vote of the stockholders:

(a)                      Votes regarding the election of the persons named below as Directors for a term expiring in 2013 were as follows:

CLASS A DIRECTORS:	For	Withheld	Broker Non-Votes
Francesco Bellini	5,115,959	30,733	14,675
Peter H. Coors	5,115,648	31,044	14,675
Christien Coors Ficeli	5,115,909	30,783	14,675
Brian D. Goldner	5,115,648	31,044	14,675
Franklin W. Hobbs	5,115,934	30,758	14,675
Andrew T. Molson	5,115,748	30,944	14,675
Geoffrey E. Molson	5,116,059	30,633	14,675
Iain J.G. Napier	5,115,648	31,044	14,675
Peter Swinburn	5,115,959	30,733	14,675
Douglas D. Tough	5,145,931	761	14,675

CLASS B DIRECTORS:	For	Withheld	Broker Non-Votes
Charles M. Herington	94,956,518	48,271,511	0
H. Sanford Riley	94,034,101	49,193,928	0

(b)                     Votes regarding the ratification of the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm for the fiscal year ending December 29, 2012 were as follows:

For	Against	Abstain
5,160,952	0	415

(c)                      Votes regarding approval of the amendment to the Molson Coors Brewing Company Incentive Compensation Plan were as follows:

For	Against	Abstain	Broker Non-Votes
5,114,316	32,162	214	14,675

Item 9.01       Financial Statements and Exhibits.

(d)       Exhibits.

10.1	Amendment No. 1 to the Molson Coors Brewing Company Incentive Compensation Plan.

99.1	Press Release of Molson Coors Brewing Company, dated June 1, 2012, announcing the appointments of Roger Eaton and Louis Vachon to the Board of Directors.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLSON COORS BREWING COMPANY

Date: June 4, 2012	By:	/s/ Samuel D. Walker
Samuel D. Walker
Chief People and Legal Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment No. 1 to the Molson Coors Brewing Company Incentive Compensation Plan.

99.1	Press Release of Molson Coors Brewing Company, dated June 1, 2012, announcing the appointments of Roger Eaton and Louis Vachon to the Board of Directors.